                                                                   EXHIBIT 10.18





================================================================================


                      AGREEMENT AND PLAN OF REORGANIZATION

                     dated as of the 31st day of May, 1996

                                  by and among

                              F.Y.I. INCORPORATED

                           PREMIER ACQUISITION CORP.

                       PREMIER DOCUMENT MANAGEMENT, INC.

                               PDM SERVICES, INC.

                                      and

                         the STOCKHOLDERS named herein


================================================================================

                                                  TABLE OF CONTENTS                                             Page
                                                  -----------------                                             ----
1.      THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.1        Delivery and Filing of Articles of Merger  . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.2        Effective Time of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.3        Certificate of Incorporation, By-laws and
                   Board of Directors of Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . .    2
        1.4        Certain Information With Respect to the
                   Capital Stock of the Premier, PDM, FYI and Newco   . . . . . . . . . . . . . . . . . . . . .    2
        1.5        Effect of Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

2.      CONVERSION OF STOCK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
        2.1        Manner of Conversion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
        2.2        Calculation of FYI Shares for Premier  . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
        2.3        Calculation of FYI Shares for PDM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
        2.4        Earnings Adjustment.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

3.      DELIVERY OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
        3.1        Delivery Procedure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

4.      CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

5.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY
        AND THE STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        (A)        Representations and Warranties of the Company
                   and the Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        5.1        Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        5.2        Organization, Existence and Good Standing
                   of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        5.3        Capital Stock of the Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
        5.4        Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
        5.5        Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
        5.6        Accounts and Notes Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
        5.7        Permits and Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
        5.8        Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
        5.9        Assets and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
        5.10       Real Property Leases; Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
        5.11       Environmental Laws and Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        5.12       Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
        5.13       No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
        5.14       Government Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
        5.15       Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
        5.16       Litigation and Related Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
        5.17       Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        5.18       Intellectual Property Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

        5.19       Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        5.20       Employees; Employee Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        5.21       Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        5.22       Interests in Customers, Suppliers, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        5.23       Business Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        5.24       Officers and Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
        5.25       Bank Accounts and Powers of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
        5.26       Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
        (B)        Representations and Warranties of the Stockholders   . . . . . . . . . . . . . . . . . . . .   21
        5.27       Authority; Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        5.28       Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        5.29       No Intention to Dispose of FYI Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        5.30       Validity of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        5.31       Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        5.32       S Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

6.      REPRESENTATIONS OF FYI AND NEWCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        6.1        Due Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        6.2        FYI Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        6.3        Validity of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        6.4        Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        6.5        No Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        6.6        Capitalization of FYI and Ownership of FYI   . . . . . . . . . . . . . . . . . . . . . . . .   23
        6.7        Transactions in Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        6.8        Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        6.9        Business; Real Property; Material Agreements;
                   Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
        6.10       Conformity with Law and Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
        6.11       No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
        6.12       Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

7.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
        STOCKHOLDERS AND PREMIER AND PDM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        7.1        Representations and Warranties; Performance
                   of Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        7.2        Satisfaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        7.3        No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        7.4        Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        7.5        Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        7.6        Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
        7.7        Good Standing Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        7.8        No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

8.      CONDITIONS PRECEDENT TO OBLIGATIONS OF FYI
        AND NEWCO   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        8.1        Representations and Warranties; Performance

                   of Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        8.2        Satisfaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        8.3        No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        8.4        Examination of Final Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .   28
        8.5        Repayment of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        8.6        Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        8.7        Stockholder Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        8.8        Termination of Related Party Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        8.9        Termination of Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        8.10       Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        8.11       Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        8.12       Noncompetition Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        8.13       Lock-Up Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
        8.14       Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
        8.15       Good Standing Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
        8.16       No Material Adverse Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

9.      COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
        9.1        Permitted Payments of Compensation by Premier and PDM  . . . . . . . . . . . . . . . . . . .   30
        9.2        Preservation of Tax and Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . .   30
        9.3        Preparation and Filing of Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        9.4        Covenants of PDM Concerning Termination of S Election  . . . . . . . . . . . . . . . . . . .   32
        9.5        Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

10.     INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
        10.1       FYI Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
        10.2       Environmental Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
        10.3       Employee Compensation and Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
        10.4       Stockholder Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
        10.5       Indemnification for Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .   38
        10.6       Notice of Loss   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        10.7       Right to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        10.8       Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
        10.9       Satisfaction of Claims From Escrow   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
        10.10      Limitations of Indemnification; Proportionate Payments   . . . . . . . . . . . . . . . . . .   40

11.     SECURITIES ACT REPRESENTATIONS AND TRANSFER
        RESTRICTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
        11.1       Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

12.     GENERAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        12.1       Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        12.2       Survival of Covenants, Agreements, Representations
                   and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        12.3       Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
        12.4       Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

        12.5       Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
        12.6       Brokers and Agents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
        12.7       Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
        12.8       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
        12.9       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        12.10      Exercise of Rights and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        12.11      Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        12.12      Reformation and Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        12.13      Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        12.14      Captions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        12.15      Modification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

                             SCHEDULES AND ANNEXES

SCHEDULES
- ---------
  1.3(d)           Officers of the Surviving Corporation
  5.2              Jurisdictions of Qualification and Company Charter Documents
  5.3              Capital Stock
  5.5              Financial Statements and Contingent Liabilities
  5.6              Accounts and Notes Receivable
  5.7              Permits and Licenses
  5.8              Taxes
  5.9              Assets and Properties
  5.10             Real Property Leases
  5.11             Environmental Matters
  5.12             Contracts
  5.14             Government Contracts
  5.16             Litigation
  5.18             Intellectual Property Rights
  5.19             Employee Benefit Plans
  5.20             Employee Matters
  5.21             Insurance
  5.23             Business Relations
  5.24             Officers and Directors
  5.25             Bank Accounts
  5.26             Absence of Certain Changes
  5.27             Liens on Stock
  6.6              FYI Capital Stock
  6.8              FYI Subsidiaries
  6.9              FYI Financial Information
  6.10             FYI Compliance with Laws
  6.11             No Violations by FYI
  8.6              Continuing Obligations
  8.7              Continuing Related Party Agreements

ANNEXES
- -------
  I                Stockholders of Premier and PDM
  IIA and IIB      Aggregate Consideration to be paid to the Stockholders
  III              FYI Charter Documents
  IV               Opinion of Counsel to FYI and Newco
  V                Employment Agreement
  VI               Stockholder Release
  VII              Opinion of Counsel to Premier and PDM
  VIII             Noncompetition Agreement
  IX               Lock-Up Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

             THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of the 31st day of May, 1996, by and among F.Y.I. INCORPORATED, a Delaware corporation ("FYI"), PREMIER ACQUISITION CORP., a Delaware corporation ("Newco"), PREMIER DOCUMENT MANAGEMENT, INC. a Washington corporation ("Premier"), and PDM SERVICES, INC., a California corporation ("PDM"), and the stockholders listed on Annex I hereto (each a "Stockholder" and collectively the "Stockholders"). The Stockholders constitute all of the Stockholders of Premier and PDM, and the stockholders of Premier are hereinafter sometimes referred to as the "Premier Stockholders" and the stockholder of PDM is hereinafter sometimes referred to as the "PDM Stockholder."

             WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on May 15, 1996, solely for the purpose of completing the transactions set forth herein, and is a wholly-owned subsidiary of FYI, a corporation organized and existing under the laws of the State of Delaware;

             WHEREAS, the respective Boards of Directors of Newco, Premier and PDM (which together are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that each of Premier and PDM merge with and into Newco pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware, such transaction sometimes being herein called the "Merger";

             WHEREAS, the Boards of Directors of FYI, Newco and Premier have approved and adopted this Agreement and intend the transactions with respect to Premier to qualify as partially tax-free transfers of property under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

             NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     13.     THE MERGER

             13.1 DELIVERY AND FILING OF ARTICLES OF MERGER. The Constituent Corporations will cause Articles of Merger with respect to the Merger (the "Articles of Merger") to be signed, verified and delivered to the Secretary of State of the State of Delaware and, if required, a similar filing to be made with the relevant authorities in the States of Washington and California, on or before the Closing Date (as defined in Section 4).

             13.2 EFFECTIVE TIME OF THE MERGER. The "Effective Time of the Merger" shall be the Closing Date as defined in Section 4. At the Effective Time of the Merger, each of Premier and PDM shall be merged with and into Newco in accordance with the Articles of Merger, the separate existence of each of Premier and PDM shall cease and the corporate name of Newco shall be Premier Acquisition Corp. Newco shall be the surviving party in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation." The Merger will be effected in a single transaction.

             13.3 CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION. At the Effective Time of the Merger:

                      (a) The Certificate of Incorporation of Newco then in effect shall become the Certificate of Incorporation of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until changed as provided by law;

                      (b) The By-laws of Newco then in effect shall become the By-laws of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such By-laws shall be the By-laws of the Surviving Corporation until they shall thereafter be duly amended;

                      (c) The Board of Directors of the Surviving Corporation shall consist of the following persons:

                                       Thomas C. Walker
                                       David Lowenstein
                                       Brian E. Whiteside

             The Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and By-laws of the Surviving Corporation.

                      (d) The officers of the Surviving Corporation shall be the persons set forth on Schedule 1.3(d) hereto, each of such officers to serve, subject to the provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation and the terms of any employment agreement executed by any such officer, until such officer's successor is duly elected and qualified.

             13.4 CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF THE PREMIER, PDM, FYI AND NEWCO. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of Premier, PDM, FYI and Newco as of the date of this Agreement are as follows:

                      (a) As of the date of this Agreement, the authorized capital stock of Premier consists of fifty thousand (50,000) shares of Common Stock, $1.00 par value per share ("Premier Stock"), of which twenty thousand (20,000) shares are issued and outstanding;

                      (b) As of the date of this Agreement, the authorized capital stock of PDM consists of ten million (10,000,000) shares, no par value per share ("PDM Stock"), of which one hundred thousand (100,000) shares are issued and outstanding;

                      (c) As of the date of this Agreement, the authorized capital stock of FYI consists of twenty- six million (26,000,000) shares of Common Stock, $.01 par value per share ("FYI Stock"), of which five million two hundred sixty-nine thousand six hundred and fifteen (5,269,615) shares are issued and outstanding, and one million (1,000,000) shares of Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding; and

                      (d) As of the date of this Agreement, the authorized capital stock of Newco consists of 3,000 shares of Common Stock, $.01 par value per share ("Newco Stock"), of which ten (10) shares are issued and outstanding.

             13.5 EFFECT OF MERGER. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the General Corporation Law of the State of Delaware (the "Delaware GCL"). Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Premier and of PDM shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Premier and of PDM shall be merged with and into Newco, and Newco, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time of the Merger, the separate existence of Premier and of PDM shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to Premier and to PDM and Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Premier, PDM and Newco; and the title to any real estate, or interest therein, whether by deed or otherwise, vested in Premier, PDM and Newco, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of Premier, PDM and Newco and any claim existing, or action or proceeding pending, by or against

     Premier, PDM or Newco may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of Premier, PDM or Newco shall be impaired by the Merger, and all debts, liabilities and duties of Premier, PDM and Newco shall attach to the Surviving Corporation, and may be enforced against such Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

     14.     CONVERSION OF STOCK

             14.1 MANNER OF CONVERSION. The manner of converting the shares of (a) Premier Stock, (b) PDM Stock and (c) Newco Stock, issued and outstanding immediately prior to the Effective Time of the Merger, respectively, into (i) FYI Stock and (ii) shares of Common Stock, $.01 par value per share, of the Surviving Corporation, shall be as follows:

             As of the Effective Time of the Merger:

                      (a) All of the shares of Premier Stock issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be deemed to represent (i) that number of shares of FYI Stock determined pursuant to Section
             2.2 below and (ii) the right to receive the amount of cash determined pursuant to Section 2.2 below, such shares and cash to be distributed to the Premier Stockholders as provided in Annex IIA hereto;

                      (b) All of the shares of PDM Stock issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be deemed to represent the right to receive an amount of cash determined pursuant to Section
             2.3 below, such cash to be distributed to the PDM Stockholder as provided in Annex IIB hereto;

                      (c) All shares of Premier Stock that are held by Premier as treasury stock and all shares of PDM Stock that are held by PDM as treasury stock (as defined in Section 5) shall be cancelled and retired and no shares of FYI Stock or other consideration shall be delivered or paid in exchange therefor; and

                      (d) Each share of Newco Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of FYI, automatically be converted into one fully paid and non-assessable share of Common Stock of the Surviving Corporation that shall constitute all of the issued and outstanding shares of Common Stock of the Surviving Corporation immediately after the Effective Time of the Merger.

             All FYI Stock received by the Stockholders as of the Effective Time of the Merger shall, except for restrictions on resale or transfer described in Section 11.1 hereof, have the same rights as all of the other shares of outstanding FYI Stock. All voting rights of such FYI Stock received by the Stockholders shall be fully exercisable by the Stockholders and the Stockholders shall not be deprived nor restricted in exercising those rights. At the Effective Time of the Merger, FYI shall have no class of capital stock issued and outstanding which, as a class, shall have any rights or preferences senior to the shares of FYI Stock received by the Stockholders, including, without limitation, any rights or preferences as to dividends or as to the assets of FYI upon liquidation or dissolution or as to voting rights.

             14.2 CALCULATION OF FYI SHARES FOR PREMIER. All Premier Stock shall be converted, as a result of the Merger, into the number of shares of FYI Stock and the amount of cash set forth in Annex IIA attached hereto.

             14.3 CALCULATION OF FYI SHARES FOR PDM. All PDM Stock shall be converted, as a result of the Merger, into the amount of cash set forth in Annex IIB attached hereto.

             14.4 EARNINGS ADJUSTMENT. All earnings and cash flow of Premier and of PDM for the period from April 30, 1996 (the "Effective Date") through the Effective Time of the Merger shall be for the benefit of Newco and shall be conveyed to Newco at the Closing pursuant to the Merger of the Company into Newco.

     15.     DELIVERY OF SHARES

             15.1     DELIVERY PROCEDURE.      At or after the Effective Time
     of the Merger and at the Closing:

                      (a) The Stockholders, as the holders of all outstanding certificates representing shares of Premier Stock and of PDM Stock, shall, upon surrender of such certificates, be entitled to receive the number of shares of FYI Stock and the amount of cash calculated pursuant to Section 2.2 and Section 2.3 above less the sum of $200,000 in cash to be retained by Newco for a period of one hundred twenty (120) days from the date of the Closing as security and as an offset for any breach of the representations, warranties, covenants and agreements of Premier, PDM and the Stockholders, and for the Stockholders' indemnification obligations, each as set forth herein; and

                      (b) Until the certificates representing Premier Stock and PDM Stock have been surrendered by the Stockholders and replaced by the FYI Stock, the certificates for Premier Stock and PDM Stock shall, for all corporate purposes be deemed to evidence the ownership of the number of shares of FYI Stock and/or cash that such Stockholders are entitled to receive as a result of the Merger, as set forth in
             Section 2.2 and Section 2.3 above, notwithstanding the number of shares of Premier or PDM Stock such certificates represent.

     16.     CLOSING

             On the Closing Date (as defined below), the parties shall take all actions necessary (i) to effect the Merger (including, if permitted by applicable state law, the filing with the appropriate state authorities of the Articles of Merger) and (ii) to effect the conversion and delivery of shares referred to in Section 3 hereof (hereinafter referred to as the "Closing"). The Closing shall take place at the offices of Locke Purnell Rain Harrell (A Professional Corporation), 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201. The date on which the Closing shall occur shall be referred to as the "Closing Date." On the Closing Date, the Articles of Merger shall be filed with the appropriate state authorities, or if already filed shall become effective, and all transactions contemplated by this Agreement, including the conversion and delivery of shares, the delivery by wire transfers or by certified checks in amounts equal to the aggregate cash portion of the consideration that the Stockholders shall be entitled to receive pursuant to the Merger referred to in Section 2 hereof, shall occur and be deemed to be completed. Time is of the essence.

     17.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

             (A) REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

             Each of Premier and Brian E. Whiteside, jointly and severally, represent and warrant that all of the following representations and warranties with respect to Premier and its business and operations set forth in this Section 5(A) are true and correct at the time of the Closing, and each of PDM and the PDM Stockholder jointly and severally represent and warrant that all of the following representations and warranties with respect to PDM and its business and operations set forth in this Section 5(A) are true and correct at the time of the Closing. Accordingly, unless the context clearly requires otherwise, references to the Company, the Stockholders and the Company Stock in this Section 5 shall mean Premier, the Premier Stockholders and the Premier Stock with respect to the representations and warranties made by Premier and Brian E. Whiteside, and shall mean PDM, the PDM Stockholder and the PDM Stock with respect to the representations and warranties made by PDM and the PDM Stockholder.

             17.1 AUTHORIZATION. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of each such party, enforceable in accordance with its terms, except that
     (i) such enforcement may be subject
     to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws. The Company has full corporate power, capacity and authority to execute this Agreement and the Articles of Merger and all other agreements and documents contemplated hereby.

             17.2 ORGANIZATION, EXISTENCE AND GOOD STANDING OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, financial condition, results of operations or prospects of the Company. Set forth on Schedule 5.2 is a list of the jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation. True, complete and correct copies of the Articles of Incorporation of the Company certified by the Secretary of State of the applicable state of incorporation as of the date not more than twenty (20) days prior to the Closing and of the By-laws of the Company are all attached hereto on Schedule 5.2. Except as set forth on
     Schedule 5.2, the minute books of the Company, as heretofore made available to FYI, are correct and complete in all material respects.

             17.3     CAPITAL STOCK OF THE COMPANY.

                      (a) The Company's authorized capital stock is as set forth in Section 1.4(a) or (b), as applicable. All of the Company Stock has been validly issued and is fully paid and nonassessable and no holder thereof is entitled to any preemptive rights. There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any shares of capital stock or other securities or to purchase, redeem or otherwise acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof, except as set forth on
             Schedule 5.3.

                      (b) The Stockholders (i) own of record and beneficially (subject to the community property interest of any Stockholder's spouse) and have good and marketable title to all of the issued and outstanding shares of the Company Stock, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions (collectively, "Liens"), and (ii) have the right to vote the Company Stock on any matters as to which any shares of the Company Common Stock are entitled to be voted under the laws of the state of incorporation of the Company and the Company's Articles of Incorporation and By-laws, free of any right of any other person.

             17.4 SUBSIDIARIES. The Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

             17.5     FINANCIAL STATEMENTS.

                      (a) The Company has previously furnished to FYI and Newco the reviewed balance sheet of the Company as of December 31, 1995 and the related statements of operations, stockholder's equity and cash flows for the three fiscal years then ended, as reviewed by Moss Adams, certified public accountants, together with management's statements of operations and stockholders' equity for the four-month period ended April 30, 1996 (collectively, the "Financial Statements"). The Financial Statements present fairly the financial position and results of operations of the Company as of the indicated dates and for the indicated periods and have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). The Company has previously permitted FYI and Newco full access to papers pertaining to the Financial Statements, including those work papers in the possession of or prepared by Moss Adams.

                      (b) Except to the extent (and not in excess of the amounts) reflected in the December 31, 1995 balance sheet included in the Financial Statements or as disclosed on Schedule 5.5, the Company has no liabilities or obligations (including, without limitation, Taxes (as defined in Section 5.8) payable and deferred Taxes and interest accrued since December 31, 1995) required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 1995. The Company has also delivered to FYI on Schedule 5.5, in the case of those liabilities that are contingent, a reasonable estimate of the maximum amount that may be payable. For each such contingent liability, the Company has provided to FYI the following information:

                              (i) A summary description of the liability together with the following:

                                       (A)     Copies of all relevant
                              documentation relating thereto;

                                       (B)     Amounts claimed and any other
                              action or relief sought; and

                                       (C)     Name of claimant and all other
                              parties to the claim, suit or proceeding.

                              (ii) The name of each court or agency before which such claim, suit or proceeding is pending;

                              (iii) The date such claim, suit or proceeding was instituted; and

                              (iv)     A reasonable best estimate by the
                      Company of the maximum amount, if any, which is likely to become payable with respect to each such liability with respect to each such liability. If no estimate is provided, the Company's best estimate shall for purposes of this Agreement be deemed to be zero.

             17.6 ACCOUNTS AND NOTES RECEIVABLE. Set forth on Schedule 5.6 is an accurate list of the accounts and notes receivable of the Company, as of April 30, 1996, including any such amounts that are not reflected in the balance sheet as of December 31, 1995 included within the Financial Statements, and including receivables from and advances to employees and the Stockholders. The Company shall provide FYI with an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. Except to the extent reflected on Schedule 5.6, such accounts and notes are collectible in the amount shown on Schedule 5.6, net of reserves reflected in such balance sheet.

             17.7 PERMITS AND INTANGIBLES. The Company holds all licenses, franchises, permits and other governmental authorizations, including permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company, the absence of any of which would have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Company taken as a whole (a "Material Adverse Effect"). The Company has delivered to FYI an accurate list and summary description as Schedule 5.7 hereto of all such licenses, franchises, permits and other governmental authorizations. To the knowledge of the Company and the Stockholders, the licenses, franchises, permits and other governmental authorizations listed on Schedule 5.7 are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. Except as specifically provided on Schedule 5.7, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such licenses, franchises, permits and governmental authorizations.

             17.8     TAX MATTERS.

                      (a) The Company has filed all income tax returns required to be filed thereby and all returns of other Taxes (as defined below) required to be filed thereby and has paid or provided for all Taxes shown to be due on such returns and all such returns are accurate and correct in all material respects. Except as set forth on Schedule 5.8,
     (i) no action or proceeding for the assessment or collection of any Taxes is pending against the Company; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against the Company that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. No federal, state or foreign income tax returns of the Company have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. No Taxes will be assessed on or after the Closing Date against the Company for any tax period ending on or prior to April 30, 1996, or for any period ending after April 30, 1996 with respect to any portion of such tax period that includes or is prior to April 30, 1996 other than for Taxes disclosed on Schedule 5.8. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

                      (b) The Company is not a party to any Tax allocation or sharing agreement.

                      (c) None of the assets of the Company constitutes tax-exempt bond financed property or tax- exempt use property, within the meaning of Section 168 of the Code. The Company is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

                      (d) At the Closing Date, Premier will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Closing Date. For purposes of making this representation, amounts paid by the Company to pay reorganization expenses, amounts paid by Premier pursuant to Section 9.1 and all redemptions and distributions in anticipation of or as part of the plan of reorganization by the Company will be included as assets of the Company immediately prior to the Merger.

                      (e) At the Closing Date, Premier will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Premier that, if exercised or converted, would affect FYI's acquisition or retention of ownership of more than eighty percent (80%) of the total combined voting power of all classes of Premier stock and more than eighty percent (80%) of the total number of shares of each class of Premier non-voting stock. Premier has no plan or intention to issue additional shares of its stock that would result in FYI losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                      (f) Premier is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                      (g) The fair market value of the assets of Premier exceeds the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                      (h) Premier is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                      (i) The liabilities of Premier to be assumed by Newco and the liabilities to which the transferred assets are subject were incurred by Premier in the ordinary course of its trade or business.

                      (j) The fair market value of the FYI stock and other consideration received by the Premier Stockholders, will be approximately equal to the fair market value of the Company Stock surrendered in the Merger.

                      (k) There is no plan or intention by any Premier Stockholder to sell, exchange, or otherwise dispose of more than five percent (5%) of the number of shares of FYI Stock received by such Premier Stockholder in the Merger as of the Effective Time of the Merger. For purposes of this representation, shares of Premier Stock exchanged for cash or other property and shares of Premier Stock exchanged for cash in lieu of fractional shares of FYI Stock will be treated as outstanding Premier Stock on the date of the transaction. Moreover, shares of Premier Stock and shares of FYI stock held by the Premier Stockholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Closing Date will be considered in making this representation. In addition, there is no plan or intention by any Premier Stockholder to sell, exchange or otherwise dispose of FYI Stock, if any, received by such Premier Stockholder pursuant to (i) Section 10.11 or (ii) the Earnout provisions described in Annex IIA.

                      (l) Premier and the Premier Stockholders and to the best knowledge of Premier, FYI and Newco will each pay their respective expenses, if any, incurred in connection with the Merger.

                      (m) There is no intercorporate indebtedness existing between FYI and Premier or between Newco and Premier that was issued, acquired, or will be settled at a discount.

                      (n) None of the shares of FYI Stock received by the Stockholders in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to the Stockholders in their capacities as employees, including but not limited to amounts paid pursuant to the Employment Agreement described in Section
     7.5 and any options granted to the Stockholders pursuant to Section 9.5, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                      (o)     No stock of Newco will be issued in the
     transaction.

                      (p) All amounts paid by the Company to the Stockholders pursuant to Section 9.1 represent reasonable compensation for services performed by the Stockholders for the Company.

                      (q) Premier is a C corporation within the meaning of Subchapter C of the Code and PDM is an S corporation within the meaning of Subchapter S of the Code. PDM has qualified as and has properly reported its operations as an S corporation within the meaning of Subchapter S of the Code since the inception of its corporate existence. Premier presently files its federal income tax returns on a cash basis of accounting, and the Surviving Cooperation will be required to utilize an accrual method of accounting after the Merger.

             17.9     ASSETS AND PROPERTIES.

                      (a) Real Property. The Company does not own or hold any interest in real property other than as set forth in Schedule 5.10.

                      (b)     Personal Property.  Except as set forth on
     Schedule 5.9 and except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, the Company owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements or acquired since December 31, 1995, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.

                      (c)     Condition of Properties.  Except as set forth on
     Schedule 5.9, the leasehold estates the subject of the Real Property Leases (as defined in Section 5.10) and the tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted; and neither the Company nor the Stockholders have any knowledge of any condition not disclosed herein of any such leasehold estate that would materially affect the fair market value, use or operation of any leasehold estate or otherwise have a Material Adverse Effect.

                      (d) Compliance. To the knowledge of the Company and the Stockholders, the continued use and occupancy of the leasehold estates the subject of the Real Property Leases as currently operated, used and occupied will not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant. To the knowledge of the Company and the Stockholders, there are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the leasehold estates and no written notice of any such violation has been issued by any governmental authority.

             17.10 REAL PROPERTY LEASES; OPTIONS. Schedule 5.10 sets forth a list of (i) all leases and subleases under which the Company is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto ("Real Property Leases"); (ii) all material options held by the Company or contractual obligations on the part of the Company to purchase or acquire any interest in real property; and (iii) all options granted by the Company or contractual obligations on the part of the Company to sell or dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered to FYI and Newco. The Company has not assigned any Real Property Leases or any such options or obligations. There are no Liens on the interest of the Company in the Real Property Leases, subject only to
     (i) Liens for taxes and assessments not yet due and payable and (ii) those matters set forth on Schedule 5.10. The Real Property Leases and options and contractual obligations listed on Schedule 5.10 are in full force and effect and constitute binding obligations of the Company and the other parties thereto, and (x) there are no defaults thereunder and (y) no event has occurred that with notice, lapse of time or both would constitute a default by the Company or, to the best knowledge of the Company and the Stockholders, by any other party thereto.

             17.11    ENVIRONMENTAL LAWS AND REGULATIONS.

                      (a)     (i)      During the occupancy and operation of
     the "Subject Property" (as defined below) by the Company and, to the best knowledge of the Company and the Stockholders, prior to its occupancy and operation, the operations of the Subject Property, and any use, storage, treatment, disposal or transportation of "Hazardous Substances" (as defined below) that has occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with "Environmental Requirements" (as defined below); (ii) during the occupancy and operation of the Subject Property by the Company and, to the best knowledge of the Company and the Stockholders, prior to its occupancy or operation, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) to the best knowledge of the Company and the Stockholders, the Subject Property is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized by the Company or other tenants of the Subject Property in the ordinary course of their business;
     (iv) there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; (v) to the best knowledge of the Company and the Stockholders, there are no above-ground or underground storage tank systems located at the Subject Property; and
     (vi), except as set forth on Schedule 5.11, the Company has never owned, operated, or leased any real property other than the Subject Property.

                      (b) Definitions. As used in this Agreement, the following terms shall have the following meanings:

                      "Environmental Requirements" means all laws, statutes,
             rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

                      "Hazardous Substance" means (i) any "hazardous substance"
             as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. Sections 9601 et seq.)("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; or (iii) any additional substances or materials that have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

                       "Subject Property" means all property subject to the Real
             Property Leases.

             17.12    CONTRACTS.

                      (a) Set forth on Schedule 5.12 is a list of all material contracts, agreements, arrangements and commitments (whether oral or written) to which the

     Company is a party or by which its assets or business are bound including, without limitation, contracts, agreements, arrangements or commitments that relate to (i) the sale, lease or other disposition by the Company of all or any substantial part of its business or assets (otherwise than in the ordinary course of business), (ii) the purchase or lease by the Company of a substantial amount of assets (otherwise than in the ordinary course of business), (iii) the supply by the Company of any customer's requirements for any item or the purchase by the Company of its requirements for any item or of a vendor's output of any item, (iv) lending or advancing funds by the Company, (v) borrowing of funds or guaranteeing the borrowing of funds by any other person, whether under an indenture, note, loan agreement or otherwise, (vi) any transaction or matter with any affiliate of the Company, (vii) noncompetition, (viii) licenses and grants to or from the Company relating to any intangible property listed on Schedule 5.18, (ix) the acquisition by the Company of any operating business or the capital stock of any person since December 31, 1995, or (x) any other matter that is material to the business, assets or operations of the Company ("Contracts").

                      (b) Except as set forth on Schedule 5.12, each Contract is in full force and effect on the date hereof, the Company is not in default under any Contract, the Company has not given or received notice of any default under any Contract, and, to the knowledge of the Company and the Stockholders, no other party to any Contract is in default thereunder.

             17.13 NO VIOLATIONS. A certified copy of the Certificate of Incorporation and a true, correct and complete copy of the By-laws, both as amended to date, of the Company (the "Charter Documents") have been delivered to FYI. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Company and the Stockholders and the consummation of the transactions contemplated hereby will not (i) violate any provision of any Charter Document, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or the Stockholders or its or their respective properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any Contract or any material license, franchise or permit of the Company or any other agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound.

             17.14 GOVERNMENT CONTRACTS. Except as set forth on Schedule 5.14, the Company is not now a party to any governmental contracts subject to price redetermination or renegotiation.

             17.15 CONSENTS. Except as set forth on Schedule 5.15, no consent, approval or other authorization of any governmental authority or under any Contract or other agreement or commitment to which the Company or the Stockholders are parties or by which its or their respective assets are bound is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company and the Stockholders or the consummation by the Company and the Stockholders of the transactions contemplated hereby.

             17.16    LITIGATION AND RELATED MATTERS.  Set forth on Schedule
     5.16 is a list of all actions, suits, proceedings, investigations or grievances pending against the Company or, to the best knowledge of the Company and the Stockholders, threatened against the Company, the business or any property or rights of the Company, at law or in equity, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). None of the actions, suits, proceedings or investigations listed on Schedule 5.16 either (i) results or would, if adversely determined, have a Material Adverse Effect or (ii) affects or would, if adversely determined, affect the right or ability of the Company to carry on its business substantially as now conducted. The Company is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to its business, operations or assets or its employees, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees. Schedule 5.16 lists (x) all worker's compensation claims outstanding against the Company as of the date hereof and (y) all actions, suits or proceedings filed by or against the Company since December 31, 1995.

             17.17 COMPLIANCE WITH LAWS. The Company (a) is in compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees except where the failure to so comply would not have a Material Adverse Effect, and (b) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted.

             17.18 INTELLECTUAL PROPERTY RIGHTS. Schedule 5.18 lists the domestic and foreign trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, patents, patent applications, patent licenses, software licenses and copyright registrations and applications owned by the Company or used thereby in the operation of its business (collectively, the "Intellectual Property"), which Schedule indicates (i) the term and exclusivity of its rights with respect to the Intellectual Property and
     (ii) whether each item of Intellectual Property is owned or licensed by the Company, and if licensed, the licensor and the license fees therefor. Unless otherwise indicated on Schedule 5.18, the Company has the right to use and license the Intellectual Property, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of the Company in the Intellectual Property.
     Each item constituting part of the Intellectual Property has been, to the extent indicated on Schedule 5.18, registered with, filed in or issued by, as the case may be, the

     United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated on Schedule 5.18; all such registrations, filings and issuances remain in full force and effect; and all fees and other charges with respect thereto are current. Except as stated on Schedule 5.18, there are no pending proceedings or adverse claims made or, to the best knowledge of the Company and the Stockholders, threatened against the Company with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing within the past five (5) years with respect to the Intellectual Property or the rights of the Company therein; and the Company and the Stockholders have no knowledge that (i) the Intellectual Property or the use thereof by the Company conflicts with any trade names, trademarks, service marks, trademark or service mark registrations or applications, patents, patent applications, patent licenses or copyright registrations or applications of others ("Third Party Intellectual Property"), or (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party conflicts with or infringes upon the Intellectual Property or its use by the Company.

             17.19 EMPLOYEE BENEFIT PLANS. Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or any of its Group Members (as defined below) (collectively, the "Plans") is listed on Schedule 5.19, is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms. Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") and no event has occurred and no condition exists that could be expected to result in the revocation of any such determination. No event that constitutes a "reportable event" (within the meaning of Section 4043(b) of ERISA) for which the 30- day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Plan. No Plan is subject to Title IV of ERISA, and neither the Company nor any Group Member has made any contributions to or participated in any "multiple employer plan" (within the meaning of the Code or ERISA) or "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA). Full payment has been made of all amounts that the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and all amounts properly accrued to date as liabilities of the Company that have not been paid have been properly recorded on the Financial Statements, and no Plan that is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. The Company and, to the knowledge of the Company and the Stockholders, no other "disqualified person" or "party in interest" (within the meaning of Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that could be expected to result in the imposition of a material penalty pursuant to
     Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. No material claim, action, proceeding, or litigation has been made, commenced or, to the knowledge of the Company and the Stockholders, threatened with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. Neither the Company nor any Group Member has incurred any liability or taken any action, or has any knowledge of any action or event, that could cause it to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA), (iii) on account of unpaid contributions to any such multi- employer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code. Except as set forth on Schedule 5.19, neither the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group" as defined in Section 414(m) of the Code that includes the Company, any member of any "controlled group of corporations" as defined in Section 1563 of the Code that includes the Company or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes the Company.

             17.20    EMPLOYEES; EMPLOYEE RELATIONS.

                      (a) Schedule 5.20 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by the Company to each employee whose current total annual compensation or estimated compensation is $25,000 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Company to each such person, (iii) any increase to become payable after the date of this Agreement by the Company to employees other than those specified in clause
     (i) of this Section 5.20(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Company to, or made to the Company by, any director, officer or employee, (v) all other transactions between the Company and any director, officer or employee thereof since December 31, 1995, and (vi) all accrued but unpaid vacation pay owing to any officer or employee that is not disclosed on the Financial Statements.

                      (b) Except as disclosed on Schedule 5.20, the Company is not a party to, or bound by, the terms of any collective bargaining agreement, and the Company has not experienced any material labor difficulties during the last five (5) years. Except as set forth on
     Schedule 5.20, there are no labor disputes existing, or to the best knowledge of the Company and the Stockholders, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of the Company and the Stockholders, are threatened.

                      (c) The relationships enjoyed by the Company with its employees are good and the Company and the Stockholders have no knowledge of any facts that would indicate that the employees of the Company will not continue in the employ thereof following the Closing on a basis similar to that existing on the date of this Agreement. Except as disclosed on Schedule 5.20, the Company is not a party to any employment contract with any individual or employee, either express or implied. No legal proceedings, charges, complaints or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of the Company and the Stockholders, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company. Since December 31, 1994 the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws; and the Company has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending April 30, 1996.

                      (d) To the best knowledge of the Company and the Stockholders, the Company is in compliance in all material respects with the provisions of the Americans with Disabilities Act.

             17.21 INSURANCE. Schedule 5.21 contains an accurate list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Company. All such policies are in full force and effect and shall remain in full force and effect through the Closing Date and are adequate for the business engaged in by the Company. Neither the Company nor the Stockholders have received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on
     Schedule 5.21, no pending claims made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid.

             17.22 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. No stockholder, officer, director or affiliate of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of the Company. Ownership of securities of a corporation whose securities are registered under the Securities Exchange Act of 1934 not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 5.22.

             17.23 BUSINESS RELATIONS. Schedule 5.23 contains an accurate list of all significant customers of the Company (i.e., those customers representing five percent (5%) or more of the Company's revenues for the twelve (12) months ended December 31, 1995). Except as set forth on
     Schedule 5.23, to the best knowledge of the Company and the Stockholders, no customer or supplier of the Company will cease to do business therewith after the consummation of the transactions contemplated hereby, which cessation would have a Material Adverse Effect. Except as set forth on
     Schedule 5.23, since December 31, 1995, the Company has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the best knowledge of the Company and the Stockholders, no such shortage of supply of inventory items is threatened or pending. The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

             17.24 OFFICERS AND DIRECTORS. Set forth on Schedule 5.24 is a list of the current officers and directors of the Company.

             17.25 BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 5.25 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 5.25. Except as disclosed on such Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

             17.26 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 5.26 or as otherwise contemplated by this Agreement, since December 31, 1995, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company (whether or not covered by insurance), (b) any event or circumstance in the business, operations, financial condition or results of operations or prospects of the Company that would have a Material Adverse Effect, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Company, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the capital stock or other securities of the Company, any repurchase, redemption or other acquisition by the Company of any capital stock or other securities, or any agreement, arrangement or commitment by the Company to do so, (e) any increase that is material in the compensation payable or to become payable by the Company to its directors, officers, employee or agents or any increase in the rate or terms of any bonus, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, except as set forth on Schedule 5.26, (f) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the assets of the Company, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by the Company, (g) any change in the relations of the Company with or loss of its customers or suppliers, of any loss of business or increase in the cost of inventory items or change in the terms offered to customers, which would have a Material Adverse Effect, or (h) any capital expenditure (including any capital leases) or commitment therefor by the Company in excess of $10,000.

             (B)      REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

             Each Stockholder severally represents and warrants that the representations and warranties in this Section 5(B) as they apply to him or her are true and correct as of the date of this Agreement and at the time of the Closing.

             17.27 AUTHORITY; OWNERSHIP. The Stockholder has the full legal right, power and authority to enter into this Agreement. The Stockholder owns beneficially (subject to any community property interest of his or her spouse) and of record the shares of the Company Stock set forth opposite such Stockholder's name on Annex I and such Company Stock, together with the other shares of Company Stock set forth on Annex I, constitutes all of the outstanding shares of capital stock of the Company, and, except as set forth on Schedule 5.27 hereof, such Company Stock owned by the Stockholder is owned free and clear of all Liens other than standard state and federal securities laws private offering restrictions. The Stockholder has owned the Company Stock since the date set forth on Annex I.

             17.28 PREEMPTIVE RIGHTS. The Stockholder does not have, or hereby waives, any preemptive or other right to acquire shares of Company Stock or FYI Stock, that the Stockholder has or may have had other than rights of the Stockholder to acquire FYI Stock pursuant to (i) this Agreement or (ii) any option granted by FYI.

             17.29 NO INTENTION TO DISPOSE OF FYI STOCK. Each Premier Stockholder represents that there is no current plan or intention by such Premier Stockholder to sell, exchange or otherwise dispose of more than five percent (5%) of the number of shares of FYI Stock received by such Premier Stockholder in the Merger as of the Effective Time of the Merger. For purposes of this representation, shares of Premier Stock exchanged for cash or other property and shares of Premier Stock exchanged for cash in lieu of fractional shares of FYI Stock will be treated as outstanding Premier Stock on the date of the transaction. Moreover, shares of Premier Stock and shares of FYI Stock held by the Premier Stockholder and otherwise sold, redeemed, or disposed of prior to or subsequent to the Closing Date will be considered in making this representation. In addition, each Premier Stockholder represents that there is not any current plan or intention by such Premier Stockholder to sell, exchange or otherwise dispose of FYI Stock, if any, received by such Premier Stockholder pursuant to (i) Section 10.11 or (ii) the Earnout provisions described in Annex IIA.

             17.30 VALIDITY OF OBLIGATIONS. This Agreement, the Employment Agreement, the Noncompetition Agreement and the Lock-Up Agreement have each been duly executed and delivered and are the legal, valid and binding obligations of the Stockholder that is a party thereto in accordance with their respective terms (it being understood and agreed by the parties hereto that each Stockholder is making this representation and warranty solely with respect to such Stockholder alone and not with respect to any other Stockholder).

             17.31 PAYMENTS. All amounts paid by the Company to the Stockholders pursuant to Section 9.1 represents reasonable compensation for services performed by the Stockholders for the Company.

             17.32 S CORPORATION. The PDM Stockholder hereby represents and warrants as of the time of the Closing that (i) PDM qualifies as an S corporation within the meaning of Subchapter S of the Code and (ii) PDM has qualified as and has properly reported its operations as an S corporation within the meaning of Subchapter S of the Code since the inception of its corporate existence.

     18.     REPRESENTATIONS OF FYI AND NEWCO

             FYI and Newco severally and jointly represent and warrant that all of the following representations and warranties in this Section 6 are true and correct at the time of the Closing.

             18.1 DUE ORGANIZATION. Each of FYI and Newco is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on its business, operations, affairs, properties, assets or condition (financial or otherwise).

             18.2 FYI STOCK. The FYI Stock to be delivered to the Stockholders at the Closing Date shall constitute valid and legally issued shares of FYI, fully paid and nonassessable, and except as set forth in this Agreement, (a) will be owned free and clear of all Liens created by FYI, and (b) will be legally equivalent in all respects to the FYI Stock issued and outstanding as of the date hereof. The shares of FYI Stock to be issued to the Stockholders pursuant to this Agreement will be registered under the Securities Act of 1933, as amended, (the "1933 Act").

             18.3 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement, the Employment Agreements, the Noncompetition Agreements and the Lock-Up Agreements by FYI and Newco and the performance by each of FYI and Newco of the transactions contemplated herein or therein have been duly and validly authorized by the respective Boards of Directors of FYI and Newco to the extent that it is a party thereto, and this Agreement, the Employment Agreements, the Noncompetition Agreements and the Lock-Up Agreements have each been duly and validly authorized by all necessary corporate action, duly executed and delivered and are the legal, valid and binding obligations of each of FYI and Newco to the extent that it is a party thereto, enforceable against such party thereto in accordance with their respective terms.

             18.4 AUTHORIZATION. The representatives of FYI and Newco executing this Agreement have the corporate authority to enter into and bind FYI and Newco to the terms of this Agreement. FYI and Newco have the full legal right, power and authority to enter into this Agreement and the Merger.

             18.5 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated by and the fulfillment of the terms hereof and thereof will not:

                      (a) Conflict with, or result in a breach or violation of Certificate of Incorporation or By- laws of either FYI or Newco;

                      (b) Materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either FYI or Newco is a party, or violate or result in the creation or imposition of any lien, charge or encumbrance on any of FYI's or Newco's properties pursuant to (i) any law or regulation to which either FYI or Newco or any of their respective property is subject, or (ii) any judgment, order or decree to which FYI or Newco is bound or any of their respective property is subject; or

                      (c) Result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of FYI or Newco.

             18.6 CAPITALIZATION OF FYI AND OWNERSHIP OF FYI STOCK. The authorized and outstanding capital stock of FYI and Newco is as set forth in Sections 1.4(c) and 1.4(d), respectively. All issued and outstanding shares of FYI stock are duly authorized, validly issued, fully paid and nonassessable. There are no obligations of FYI to repurchase, redeem or otherwise acquire any shares of FYI capital stock. Except as set forth on
     Schedule 6.6, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which FYI is a party or by which it is bound obligating FYI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FYI or obligating FYI to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. All of the shares of FYI Stock to be issued to the Stockholders in accordance herewith will be duly authorized, validly issued, fully paid and nonassessable.

             18.7 TRANSACTIONS IN CAPITAL STOCK. There has been no transaction or action taken with respect to the equity ownership of FYI or Newco in contemplation of the transactions described in this Agreement that would prevent FYI from accounting for such transactions on a reorganization accounting basis.

             18.8 SUBSIDIARIES. Set forth on Schedule 6.8 hereto is a list of the subsidiaries of FYI (each an "FYI Subsidiary" and collectively the "FYI Subsidiaries"). Newco has no subsidiaries.

             18.9 BUSINESS; REAL PROPERTY; MATERIAL AGREEMENTS; FINANCIAL INFORMATION. Attached hereto as Schedule 6.9 are FYI's audited historical financial statements for the year ended December 31, 1995 and its financial statements as filed on Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 1996. Such FYI financial statements have been prepared in accordance with GAAP and present fairly the financial position of FYI as of the indicated dates and for the indicated periods. FYI has provided Premier, PDM and the Stockholders with a true, complete and correct copy of its Registration Statement on Form S-1 (Registration No. 33-98608 and Registration No. 333-1084) and Prospectus Supplement to Prospectus as filed with the Securities and Exchange Commission on May 17, 1996 and of all amendments thereto. Newco was formed in May 1996, and has no historical financial statements or information.

             18.10 CONFORMITY WITH LAW AND LITIGATION. Neither FYI nor Newco is in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them that would have a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of FYI and the FYI Subsidiaries taken as a whole (an "FYI Material Adverse Effect"). Except as set forth on Schedule 6.10, there are no claims, actions, suits or proceedings, pending or, to the knowledge of FYI or Newco, threatened, against or affecting FYI or Newco, at law or in equity, or before or by any Agency having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. FYI (including the FYI Subsidiaries) has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing that would have an FYI Material Adverse Effect.

             18.11 NO VIOLATIONS. Copies of the Certificate of Incorporation (as of the date hereof, certified by the Secretary or an Assistant Secretary of each of FYI and Newco and by the Secretary of State of the State of Delaware) and the By-laws (certified by the Secretary or an Assistant Secretary of each of FYI and Newco), of FYI and Newco (the "FYI Charter Documents") are attached hereto as Annex III; neither FYI nor Newco is (a) in violation of any FYI Charter Document or (b) in default, under any material lease, instrument, agreement, license, permit to which it is a party or by which its properties are bound (the "FYI Material Documents"); and, (i) the rights and benefits of FYI (including the FYI Subsidiaries) under the FYI Material Documents will not be materially and adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the FYI Material Documents or the FYI Charter Documents. Except as set forth on Schedule 6.11, none of the FYI Material Documents requires notice to, or the consent or approval of, any Agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. The minute books of FYI and of each FYI Subsidiary as heretofore made available to Premier and PDM are true and correct.

             18.12    TAXES.

                      (a) The fair market value of the FYI Stock and other consideration received by the Stockholders will be approximately equal to the aggregate fair market value of the Premier Stock and the PDM Stock surrendered in the Merger.

                      (b) Prior to the Merger, FYI will own all of the outstanding stock of Newco. At all times prior to the Merger, no person other than FYI has owned, or will own, any of the outstanding stock of Newco.

                      (c)     (i)      Newco was formed by FYI solely for the
             purpose of engaging in the transaction contemplated by the Agreement.

                              (ii) There were not as of the date of the Agreement and there will not be at the Closing Date, any outstanding or authorized options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character which Newco is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, evidencing the right to subscribe for or acquire, any shares of its capital stock.

                              (iii) As of the date of this Agreement and the Closing Date, except for obligations or liabilities incurred in connection with (A) its incorporation or organization and (B) the transactions contemplated thereby and in the Agreement, Newco has not and will not have incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreement or arrangements with any person or entity.

                              (iv) Prior to the Closing Date, Newco did not own any asset other than an amount of cash necessary to incorporate Newco and to pay the expenses of the Merger attributable to Newco and such assets as were necessary to perform its obligations under this Agreement.

                              (v) FYI has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in FYI losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                      (d) FYI has no plan or intention to reacquire any of its stock issued in the Merger.

                      (e) FYI has no plan or intention to liquidate Newco or merge Newco with or into another corporation (other than as described in this Agreement); sell or otherwise dispose of the stock of Newco; or cause Newco or any of its subsidiaries to sell or otherwise dispose of any of its assets or of any of the assets acquired from Premier or PDM, other than as contemplated by this Agreement, directly or indirectly, except for (i) dispositions made in the ordinary course of business, (ii) transfers of assets to a corporation all of whose outstanding stock is owned directly by Newco or (iii) transfers of assets by direct or indirect wholly-owned subsidiaries of Newco to other direct or indirect wholly-owned subsidiaries of Newco.

                      (f) Any liabilities of Premier and PDM assumed by Newco and any liabilities to which the transferred assets of Premier and PDM are subject were incurred by Premier and by PDM in the ordinary course of business.

                      (g) FYI, Newco, and to the best knowledge of FYI, Premier, PDM and the Stockholders will each pay their respective expenses, if any, incurred in connection with the Merger.

                      (h) There is no intercorporate indebtedness existing between FYI and Premier and PDM or between Newco and Premier and PDM that was issued, acquired, or will be settled at a discount.

                      (i) Neither FYI nor Newco is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

                      (j) None of the compensation received by any stockholder-employee of Premier or PDM after the Merger will be separate consideration for, or allocable to, any of their shares of Premier or PDM, as the case may be; none of the shares of FYI Stock received by any stockholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee after the Merger pursuant to arrangements entered into after the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's- length for similar services.

                      (k) The proposed Merger is effected through the laws of the United States, or a State or the District of Columbia.

                      (l) The proposed Merger is being undertaken for reasons germane to the business of Premier and of PDM.

                      (m) FYI has no plan or intention to cause the Surviving Corporation immediately after the Closing Date to hold less than 90% of the fair market value of its net assets and 70% of the fair market value of the gross assets of Premier immediately prior to the Closing Date, with such amount determined based on the same methodology described in Section 5.8(d) other than the amounts described in Section 9.1.

     19. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND PREMIER AND PDM

             The obligations of the Stockholders and of Premier and PDM with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions, except that no such waiver shall be deemed to affect the survival of the representations and warranties of FYI and Newco contained in Section 6 hereof.

             19.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of FYI and Newco contained in this Agreement shall be true and correct as of the Closing Date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by FYI and Newco on or before the Closing Date shall have been duly complied with and performed.

             19.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to each of Premier, PDM and the Stockholders and their respective counsel.

             19.3 NO LITIGATION. No action or proceeding before a court or any other Agency shall have been instituted or threatened to restrain or prohibit the mergers of Newco with Premier and PDM and no Agency shall have taken any other action or made any request of Premier or PDM as a result of which the management of Premier or PDM deems it inadvisable to proceed with the transactions hereunder.

             19.4 OPINION OF COUNSEL. Premier and PDM and the Stockholders shall have received an opinion from Locke Purnell Rain Harrell (A Professional Corporation), counsel for FYI, dated the Closing Date, in the form annexed hereto as Annex IV.

             19.5 EMPLOYMENT AGREEMENTS. Newco shall have executed and delivered to Brian E. Whiteside, Lynnette C. Pomerville, Christopher S. Moore and Gary T. Sievert

     Employment Agreements in substantially the form attached hereto as Annex V (the "Employment Agreements").

             19.6 CONSENTS AND APPROVALS. All necessary consents of and filings with any Agency relating to the consummation of the transactions contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no Agency shall have taken any other action or made any request of Premier or PDM as a result of which either Premier or PDM deems it inadvisable to proceed with the transactions hereunder.

             19.7 GOOD STANDING CERTIFICATES. FYI and Newco each shall have delivered to Premier and to PDM a certificate, dated as of a date not more than fifteen (15) days prior to the Closing Date, duly issued by the Delaware Secretary of State and in each state in which FYI or Newco is authorized to do business, showing that each of FYI and Newco is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for FYI and Newco, respectively, for all periods prior to the Closing have been filed and paid.

             19.8 NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred that would constitute an FYI Material Adverse Effect.

     20.     CONDITIONS PRECEDENT TO OBLIGATIONS OF FYI AND NEWCO

             The obligations of FYI and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions, except that no such waiver shall be deemed to affect the survival of the representations and warranties of Premier, PDM and the Stockholders contained in Section 5 hereof.

             20.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Stockholders and Premier and PDM contained in this Agreement shall be true and correct as of the Closing Date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Stockholders and Premier and PDM on or before the Closing Date shall have been duly complied with and performed.

             20.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to each of FYI and Newco and their counsel.

             20.3 NO LITIGATION. No action or proceeding before a court or any other Agency shall have been instituted or threatened to restrain or prohibit the mergers of Premier and PDM with and into Newco and no Agency shall have taken any other action or made any request of FYI as a result of which the management of FYI or Newco deems it inadvisable to proceed with the transactions hereunder.

             20.4 EXAMINATION OF FINAL FINANCIAL STATEMENTS. Prior to the Closing Date, FYI shall have had sufficient time to review the unaudited balance sheets of Premier and of PDM for the fiscal quarter ended March 31, 1996, and the unaudited statements of income, cash flows and retained earnings of each of Premier and PDM for the fiscal month ended April 30, 1996, disclosing no material adverse change in the financial condition thereof, or the results of its operations from the financial statements as of December 31, 1995.

             20.5 REPAYMENT OF INDEBTEDNESS. Prior to the Closing Date, the Stockholders shall have repaid Premier and PDM in full all amounts owing by the Stockholders to Premier and PDM.

             20.6 INSURANCE. FYI shall be named as an additional named insured on all of the insurance policies of Premier and of PDM.

             20.7 STOCKHOLDER RELEASES. Each of the Stockholders shall have delivered to FYI immediately prior to the Closing Date an instrument dated the Closing Date in substantially the form of Annex VI releasing Premier and PDM from any and all claims of the Stockholder against Premier and PDM and obligations of Premier and PDM to the Stockholder, except for items specifically identified on Schedule 8.7 as being claims of or obligations to the Stockholder and continuing obligations to Stockholder relating to his employment by the Surviving Corporation.

             20.8 TERMINATION OF RELATED PARTY AGREEMENTS. All existing agreements between Premier and PDM and the Stockholders or business or personal affiliates of Premier and PDM or the Stockholders and all existing bonus and incentive plans and arrangements of Premier and PDM, other than those set forth on Schedule 8.8, shall have been cancelled or terminated.

             20.9 TERMINATION OF PENSION PLAN. Premier shall have delivered evidence reasonably satisfactory to each of FYI and Newco and their respective counsel of (i) the termination without penalty, effective not later than December 31, 1996, of the pension plan of Premier and (ii) the termination without penalty, effective as of May 31, 1996, of Premier's employer matching plan.

             20.10 OPINIONS OF COUNSEL. FYI shall have received an opinion from Carr, McClellan, Ingersoll, Thompson & Horn Professional Corporation, counsel to Premier, PDM and Brian E. Whiteside, dated the Closing Date, in the form annexed hereto as Annex VII as to matters of California law, and the opinion of David J. Smith, Washington counsel to Premier, PDM and Brian E. Whiteside, dated the Closing Date, in the form annexed hereto as Annex VII as to the matters of Washington law.

             20.11 EMPLOYMENT AGREEMENTS. Brian E. Whiteside, Lynnette C. Pomerville, Christopher S. Moore and Gary T. Sievert shall have executed and delivered to FYI and Newco the Employment Agreements.

             20.12 NONCOMPETITION AGREEMENTS. Each of the Stockholders shall have executed and delivered to FYI and Newco a Noncompetition Agreement with FYI and Newco in substantially the form attached hereto as Annex VIII (the "Noncompetition Agreement"), except that the term of the covenants contained in the Noncompetition Agreements for the Stockholders other than Brian E. Whiteside shall be three (3) years.

             20.13 LOCK-UP AGREEMENTS. Each of the Stockholders shall have executed and delivered to FYI and Newco a Lock-Up Agreement in substantially the form annexed hereto as Annex IX (the "Lock-Up Agreement") with respect to the shares of FYI Stock to be acquired thereby pursuant to Section 2 hereof containing the Stockholder's undertakings as set forth in Section 11.1 hereof.

             20.14 CONSENTS AND APPROVALS. All necessary consents of and filings with any Agency relating to the consummation of the transactions contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no Agency shall have taken any other action or made any request of FYI or Newco as a result of which either FYI or Newco deems it inadvisable to proceed with the transactions hereunder.

             20.15 GOOD STANDING CERTIFICATES. Each of Premier and PDM shall have delivered to FYI a certificate, dated as of a date not more than fifteen (15) days prior to the Closing Date, duly issued by the appropriate governmental authority in the state of incorporation of Premier and of PDM and in each state, if any, in which Premier and PDM is authorized to do business, showing that Premier and PDM is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for all periods prior to the Closing have been filed and paid.

             20.16 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred that would constitute a Material Adverse Effect.

     21.     COVENANTS OF THE PARTIES

             21.1 PERMITTED PAYMENTS OF COMPENSATION BY PREMIER AND PDM. Each of FYI and Newco acknowledges and agrees that prior to the Effective Time of the Merger, Premier and PDM may pay in a manner consistent with their past business practices, compensation for services consisting of bonuses to the Stockholders or their employees not to exceed (in the aggregate) the sum of $225,000. The parties to this Agreement further acknowledge and agree that each of Premier and PDM shall retain and shall not distribute to the Stockholders any amounts after the date of this Agreement.

             21.2     PRESERVATION OF TAX AND ACCOUNTING TREATMENT.

                      (a) After the Closing Date, FYI shall not and shall not permit any of the FYI Subsidiaries to undertake any act that would jeopardize the tax-free status of the reorganization of Premier, including

                              (i)      The retirement or reacquisition,
                      directly or indirectly, of all or part of the FYI Stock issued in connection with the transactions contemplated hereby;

                              (ii)     The entering into of financial
                      arrangements for the benefit of the Stockholders in their capacities as such;

                              (iii) The disposition of any material part of the assets of Premier within the two (2) years following the Closing Date except in the ordinary course of business or to eliminate duplicate services or excess capacity;

                              (iv)     The discontinuance of the historic
                      business of Premier; and

                              (v) The issuance of additional shares of Newco stock that would result in FYI losing control of Newco within the meaning of Section 368(c) of the Code.

                      (b) Until December 31, 1997 FYI shall maintain the separate corporate existence of the Surviving Corporation and shall operate the business of Premier and PDM acquired by the Surviving Corporation as a result of the Merger within the Surviving Corporation and shall maintain separate books of account and records therefor in order to calculate accurately the Earnout described in Annex IIA. Until January 1, 1997 no FYI overhead or other FYI expenses shall be paid by the Surviving Corporation.

             21.3     PREPARATION AND FILING OF TAX RETURNS.

                      (a) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file returns pursuant to this Agreement shall bear all costs of filing such returns.

                      (b) Each of the Premier, PDM, Newco, FYI and the Stockholders shall comply with the tax reporting requirements of
             Section 1.368-3 of the Treasury Regulations promulgated under the Code, and shall treat the transaction as a tax-free reorganization under Section 368(a) of the Code unless otherwise required by law.

             21.4     COVENANTS OF PDM CONCERNING TERMINATION OF S ELECTION.

             (a) Definitions. The following terms, as used herein, have the following meanings when used hereinafter:

             "C Corporation Period" means the period commencing on the S Termination Date.

             "C Short Year" means that portion of the S Termination Year of PDM as defined in Section 1362(e)(1)(B) of the Code.

             "S Corporation Period" means, as to PDM the period commencing on the effective date of its S election and ending on the date immediately preceding the S Termination Date.

             "S Corporation Taxable Income" means the taxable income of PDM from all sources during the S Corporation Period.

             "S Short Year" means that portion of the S Termination Year of PDM as defined in Section 1362(e)(1)(A) of the Code.

             "S Termination Date" means the date on which the S corporation status of PDM is terminated pursuant to Section 1362(d)(2) of the Code.

             "S Termination Year" has the meaning set forth in Section 1362(e)(4) of the Code.

             (b)      Termination of S Election; S Termination Year

                      (i) Termination of S Status. PDM made a valid election under Section 1362(a) of the Code to be taxed in accordance with the provisions of Subchapter S of the

     Code for its initial tax year beginning October 7, 1993 and ending December 31, 1993 (the "S Election"). The PDM Stockholder acknowledges that the Merger will terminate PDM's S election pursuant to Section 1362(d)(2) of the Code.

                      (ii) Effective Date. The S Termination Date shall be on the date of the Effective Time of the Merger.

                      (iii) S Termination Year. The fiscal year in which the S corporation status of PDM is terminated will be an S Termination Year with respect to PDM for federal income tax purposes, as defined in Section 1362(e)(4) of the Code.

                      (iv) S Short Year. Pursuant to Section 1362(e)(1)(A) of the Code, the S Termination Year of PDM shall be divided into two short taxable years: an S Short Year and a C Short Year. As defined in Section 1362(e)(1)(A) of the Code, the S Short Year of PDM shall be that portion of its S Termination Year beginning on the initial day of its fiscal year
     and ending on the day immediately preceding the S Termination Date.   For
     federal income tax purposes, PDM will be treated as an S corporation during its S Short Year.

                      (v) C Short Year. Pursuant to Section 1362(e)(1)(B) of the Code, the portion of the S Termination Year beginning on the S Termination Date and ending on the last day of the fiscal year, shall be the C Short Year of PDM. For federal income tax purposes, PDM will be taxed as a C corporation during the C Short Year.

             (c)      Allocation of Income

                      (i) Allocation Election. Tax items shall be allocated to the S Short Year and the C Short Year pursuant to normal tax accounting rules (that is, the "closing of the books method") rather than by the pro rata allocation method contained in Section 1362(e)(2) of the Code.

                      (ii) Filing of Tax Returns. In respect to the foregoing allocation, PDM shall cause to be prepared, at its expense, and shall timely file all tax returns required by federal, state and local law and, when appropriate, shall allocate the tax items to the S Short Year and the C Short Year pursuant to normal tax accounting rules (that is, the "closing of the books method") rather than the pro rata allocation method contained in Section 1362(e)(2) of the Code.

             (d)      Taxes

                      (i) Liability for Taxes Incurred During S Corporation Years Including S Short Year. The PDM Stockholder shall pay (and shall indemnify, defend and hold harmless the Surviving Corporation from and against liability with respect to) any and all

     Taxes that are imposed on him or PDM and attributable to the taxable income of PDM, including but not limited to, any taxable income of PDM recognized as a result of the Merger of PDM into Newco for all taxable periods (or that portion of any period including the S Short Year) during which PDM was an S corporation. The PDM Stockholder shall pay any and all Taxes that are imposed on him and/or PDM as a result of PDM's S election being treated as invalid or ineffective for any reason or such election being revoked or terminated prior to the S Termination Date.

                      (ii) Liability for Taxes Incurred During C Corporation Years Including C Short Year. The Surviving Corporation shall pay or cause to be paid (and shall indemnify, defend and hold harmless the PDM Stockholder from and against liability with respect to) any and all Taxes attributable to the taxable income of the Surviving Corporation for the C Corporation Period. In no event will the Surviving Corporation be required to pay any Taxes that are imposed upon PDM as a result of the Merger of PDM into Newco.

             (e) If the PDM Stockholder receives notice of an intention by a taxing authority to audit any return of the PDM Stockholder that includes any item of income, gain, deduction, loss or credit reported by PDM with respect to the S Corporation Period that the PDM Stockholder has reason to believe may affect the Surviving Corporation's tax returns during the C Corporation Period, the PDM Stockholder shall inform the Surviving Corporation, in writing, of the audit promptly after receipt of such notice. If the PDM Stockholder receives notice from a taxing authority of any proposed adjustment for which the Surviving Corporation may be required to indemnify hereunder (a "Proposed Adjustment"), the PDM Stockholder shall give notice to the Surviving Corporation of the Proposed Adjustment promptly after receipt of such notice from a taxing authority. Upon receipt of such notice from the PDM Stockholder, the Surviving Corporation may request that the PDM Stockholder contest such Proposed Adjustment and the PDM Stockholder shall permit the Surviving Corporation to participate in (but not to control) such proceedings. If the Surviving Corporation requests that any Proposed Adjustment be contested, then the PDM Stockholder shall, at the Surviving Corporation's expense, contest the Proposed Adjustment or at the option of the Surviving Corporation permit the Surviving Corporation to contest the Proposed Adjustment (including pursuing all administrative and judicial appeals and processes). The Surviving Corporation shall pay to the PDM Stockholder all reasonable costs and expenses (including reasonable attorneys' and accountants' fees) that the PDM Stockholder may incur in contesting such Proposed Adjustments. The PDM Stockholder shall not make, accept or enter into a settlement or other compromise, with respect to any Taxes indemnified hereunder, or forego or terminate any proceeding undertaken hereunder without the consent of the Surviving Corporation, which consent shall not be unreasonably withheld. The PDM Stockholder will reasonably assist if the Surviving Corporation contests any Proposed Adjustment.

             (f) If the Surviving Corporation receives notice of an intention by a taxing authority to audit any return of the Surviving Corporation that includes any item of income, gain, deduction, loss or credit reported by the Surviving Corporation with respect to the period after the Merger during which the Surviving Corporation is a C corporation that the Surviving Corporation has reason to believe may affect the PDM Stockholder's tax returns during the S Corporation Period, the Surviving Corporation shall inform the PDM Stockholder in writing, of the audit promptly after receipt of such notice. If the Surviving Corporation receives notice from a taxing authority of any proposed adjustment for which the PDM Stockholder may be required to indemnify the Surviving Corporation hereunder (a "Surviving Corporation Proposed Adjustment"), the Surviving Corporation shall give notice to the PDM Stockholder of the Surviving Corporation Proposed Adjustment promptly after receipt of such notice from a taxing authority. Upon receipt of such notice from the Surviving Corporation, the PDM Stockholder may, by in turn giving prompt written notice to the Surviving Corporation, request that the Surviving Corporation contest such Surviving Corporation Proposed Adjustment. If the PDM Stockholder requests that any Surviving Corporation Proposed Adjustment be contested, then the Surviving Corporation shall contest the Surviving Corporation Proposed Adjustment (including pursuing all administrative and judicial appeals and processes) at the PDM Stockholder's expense and shall permit the PDM Stockholder to participate in (but not to control) such proceeding.

             (g) The Surviving Corporation and the PDM Shareholder shall cooperate fully with each other in all matters relating to Taxes and in the determination of amounts payable hereunder. In the case of disagreement as to the course of action to be pursued in dealing with taxing authorities (including, without limitation, matters with respect to preparation and filing of tax returns, conduct of audits, and proceedings in courts), the decision of the party (the Surviving Corporation, on the one hand, or the PDM Stockholder, on the other hand) who will economically benefit from or be burdened by the course of action (or in the case both parties benefit and/or are burdened, the decision of the party with the greatest benefit or burden) shall control.

             21.5 STOCK OPTIONS. Promptly after the Effective Time of the Merger, FYI shall grant to employees of the Surviving Corporation as selected by Brian E. Whiteside nonqualified stock options to acquire an aggregate of twenty thousand (20,000) shares of FYI Stock in accordance with the terms of the FYI 1995 Stock Option Plan (the "Stock Option Plan"). Such stock options shall have a per share exercise price equal to the Fair Market Value (as defined in the Stock Option Plan) per share on the date of the Closing and shall vest and become exercisable in twenty-five percent (25%) increments on the date of grant and on each of the first through third anniversaries thereof in accordance with the procedural terms set forth on the Stock Option Plan.

     22.     INDEMNIFICATION

             The Stockholders, FYI and Newco each make the following covenants that are applicable to them, respectively. It is understood and agreed that references to the Company shall mean Premier with respect to the Premier Stockholders and shall mean PDM with respect to the PDM Stockholder.

             22.1     FYI LOSSES.

                      (a) (i) Each of the Stockholders severally in respect of their respective representations and warranties in Section 5(B), (ii) Brian E. Whiteside in respect of the representations and warranties in
     Section 5(A) and in respect of items (b), (c) and (d) below in this
     Section 10.1(a), agrees to indemnify and hold harmless FYI, Newco and the Surviving Corporation, and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all FYI Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (a) any representation or warranty made by the Company or the Stockholders in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant hereto) being untrue or incorrect in any respect; (b) any liability for warranty claims arising from the sale of goods or services by the Company through the Closing Date; (c) the termination of or withdrawal by the Company or any Group Member from any employee pension benefit plan, as defined in Section 3(2)(A) of ERISA that is maintained pursuant to a collective bargaining agreement under which more than one employer makes contributions and to which the Company or any Group Member is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions; or (d) the items described in Schedule 5.16 hereof, except in any instance and to the extent FYI Losses result from the negligence or misconduct of FYI, Newco or the Surviving Corporation. Brian E. Whiteside shall indemnify and hold harmless FYI, Newco and the Surviving Corporation, and their respective representatives, agents and attorneys from, against and in respect of any and all FYI Losses suffered, sustained, incurred or required to be paid by them by reason of any failure by the Company and Mr. Whiteside to observe or perform its or his covenants and agreements set forth in this Agreement or in any other agreement or document executed by it or him in connection with the transactions contemplated hereby, and each other Stockholder shall indemnify and hold harmless on a several basis FYI, Newco and the Surviving Corporation and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all FYI Losses suffered, sustained, incurred or required to be paid by them by reason of any failure by such Stockholder to observe or perform his or her covenants and agreements set forth in this Agreement or in any other agreement or document executed by such Stockholder in connection with the transactions contemplated hereby.

                      (b) "FYI Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Stockholders' consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of FYI, Newco and the Surviving Corporation or such other persons to indemnification hereunder.

             22.2     ENVIRONMENTAL INDEMNITY.

                      (a) Brian E. Whiteside agrees to indemnify and hold harmless FYI, Newco and the Surviving Corporation, and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Environmental Costs (as defined below), arising in any manner in connection with: (i) the presence with the knowledge of the Stockholders at or on any property now or formerly owned, operated or leased by the Company at the time of the Company's operation or lease thereof of any Hazardous Substances or the release, leak, discharge, spill, disposal, migration or emission of Hazardous Substances from any such property at the time of the Company's operation or lease thereof; (ii) the failure of the Company to comply with any applicable Environmental Requirements prior to the Closing Date; or
     (iii) the transportation to, disposal at, or migration onto or into adjacent property or any off-site location of any Hazardous Substances from property now or formerly owned, operated or leased by the Company at the time of the Company's operation or lease thereof, whether or not the transportation or disposal was conducted in full compliance with Environmental Requirements.

                      (b) The obligations of this Section 10.2 shall include the obligation to defend the Indemnified Parties (as defined below) against any claim or demand for Environmental Costs, the obligation to pay and discharge any Environmental Costs imposed on Indemnified Parties, and the obligation to reimburse Indemnified Parties for any Environmental Costs incurred or suffered, provided in each instance that the claim for Environmental Costs arises in connection with a matter for which Indemnified Parties are entitled to indemnification under this Agreement. The obligation to reimburse the Indemnified Parties shall also include the costs and expenses (including, without limitation, reasonable attorneys' fees) to establish or enforce the rights of FYI, Newco and the Surviving Corporation or such other persons to indemnification hereunder.

                      (c) "Environmental Costs" shall mean any of the following that arise in any manner regardless of whether based in contract, tort, implied or express warranty, strict liability, Environmental Requirement or otherwise: all liabilities, losses, judgments, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, reasonable attorneys' fees and fees and disbursements of environmental consultants, all costs related to the performance of any required or necessary assessments, investigations, remediation, response, containment, closure, restoration, repair, cleanup or detoxification of any impacted property, the preparation and implementation of any maintenance, monitoring, closure, remediation, abatement or other plans required by any governmental agency or by Environmental Requirements and any other costs recovered or recoverable under any Environmental Requirement), fines, penalties, or monetary sanctions. Environmental Costs shall include without limitation: (i) damages for personal injury or death, or injury to property or to natural resources; (ii) damage to real property or damage resulting from the loss of the use of all or any part of the property, including but not limited to business loss; and (iii) the cost of any demolition, rebuilding or repair of any property required by Environmental Requirements or necessary to restore such property to its condition prior to damage caused by an environmental condition or by the remediation of an environmental condition.

             22.3 EMPLOYEE COMPENSATION AND BENEFITS. Brian E. Whiteside agrees to indemnify and hold FYI, Newco and the Surviving Corporation, and their respective directors, officers, employees, representatives, agents and attorneys harmless from and against any and all claims made by employees of the Company, regardless of when made, for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements to the extent the same are based on employment service rendered to the Company prior to the Closing Date or injury or sickness occurring prior to the Closing Date and are not scheduled pursuant to this Agreement or reserved for on the Financial Statements (collectively, "Employee Claims").

             22.4     STOCKHOLDER LOSSES.

                      (a) FYI and Newco jointly and severally agree to indemnify and hold harmless the Stockholders, and their respective agents, and attorneys, for and in respect of any and all Stockholder Losses (as defined below) suffered, sustained, incurred or required to be paid by any of the Stockholders by reason of (i) any representation or warranty made by FYI or Newco in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant hereto) being untrue or incorrect in any respect; (ii) any failure by FYI or Newco to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; or (iii) any liability for warranty claims arising from the sale of goods or services by the Company subsequent to the Closing Date, except in any instance and to the extent Stockholder Losses result from the negligence or misconduct of the Stockholders or any of them (with respect to periods prior to the Closing Date).

                      (b) "Stockholder Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the consent of FYI and Newco, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the right of the Stockholders or such other persons to indemnification hereunder.

             22.5 INDEMNIFICATION FOR CERTAIN TAX MATTERS. (a) The PDM Stockholder shall indemnify, defend and hold harmless the Surviving Corporation from and against the Surviving Corporation's liability with respect to all Taxes, including without limitation interest and additions to Taxes, resulting from any final determination (or settlement) that all or any portion of the S Corporation Taxable Income is taxable to the Surviving Corporation because the S election was not effective or such S election was revoked or the S corporation status of the Company was terminated prior to the S Termination Date.

             (b) The Premier Stockholders shall indemnify, defend and hold harmless the Surviving Corporation from and against the liability of Premier or the Surviving Corporation with respect to all Taxes, including interest and additions to Taxes, resulting from any final determination (or settlement) that the Merger of Premier into Newco fails to qualify as a tax-free transaction as to Premier and/or the Surviving Corporation pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code as a result of any breach of a representation, warranty or covenant of the Premier or a Premier Stockholder. FYI and the Surviving Corporation shall indemnify, defend and hold harmless the Premier Stockholders from and against the liability of the Premier Stockholders, Premier and the Surviving Corporation with respect to all Taxes, resulting from any final determination (or settlement) that the Merger of Premier into Newco fails to qualify as a tax-free transaction as to the Premier Stockholders, Premier and/or the Surviving Corporation pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code as a result of any breach of a representation, warranty or covenant by FYI or Newco.

             22.6 NOTICE OF LOSS. Except to the extent set forth in the next sentence, a party to the Agreement will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Section 10, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to FYI Losses, Environmental Costs, Employee Claims and the matters described in Section 10.5, Brian E. Whiteside and the other Premier Stockholders (to the extent set forth in Section 10.1(a)) shall be the Indemnifying Party and FYI and Newco and their respective directors, officers, employees, representatives, agents and attorneys shall be the

     Indemnified Parties. With respect to Stockholder Losses and the matters described in the second sentence of Section 10.5(b), FYI and Newco shall be the Indemnifying Party and the Stockholders and their respective agents and attorneys shall be the Indemnified Party.

             22.7 RIGHT TO DEFEND. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

             22.8 COOPERATION. Each of FYI, Newco, the Surviving Corporation, the Company and the Stockholders, and each of their affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters.

             22.9 SATISFACTION OF CLAIMS FROM ESCROW. FYI and Newco shall have the option of recovering amounts owing thereto pursuant to Sections 10.1, 10.2 and 10.3 for FYI Losses, Environmental Costs and Employee Claims from the Stockholders or from the funds held by it as described in
     Section 3.1(a).

             22.10 LIMITATIONS OF INDEMNIFICATION; PROPORTIONATE PAYMENTS. FYI, Newco, the Surviving Corporation and the other persons or entities indemnified pursuant to Sections 10.1, 10.2 and 10.3 shall not assert any claim for indemnification hereunder until such time as and solely to the extent that the aggregate of all claims that such persons may have against the Indemnifying Parties shall exceed $5,000.00 with respect to a single claim or $25,000.00 with respect to all claims. Any amounts paid to Premier and/or PDM pursuant to this Section 10 shall be paid in the same proportion of FYI Stock, valued at the then-fair market value thereof, and cash as set forth on Annex IIA or IIB, as the case may be.

     23.     SECURITIES ACT REPRESENTATIONS AND TRANSFER RESTRICTIONS

             The FYI Stock acquired by the Stockholders pursuant to this Agreement is being acquired solely for their own accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

             23.1 TRANSFER RESTRICTIONS. For a period of two (2) years from the Closing, no Stockholder shall (a) sell, assign, exchange, transfer, encumber, pledge, distribute or otherwise dispose of (i) any shares of FYI Stock received by the Stockholder at the Effective Time of the Merger, or (ii) any interest (including, without limitation, an option to buy or sell) in any such shares of FYI Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (b) engage in any transaction, whether or not with respect to any shares of FYI Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of FYI Stock acquired pursuant to Section 2 hereof (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). The certificates evidencing the FYI Stock delivered to the Stockholders pursuant to Section 3 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as FYI may deem necessary or appropriate:

                      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION OR OTHER DISPOSITION PRIOR TO THE SECOND ANNIVERSARY OF THE CLOSING DATE.
                      UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

     Each of the Stockholders will execute and deliver to FYI prior to or at the Closing a Lock-Up Agreement containing the foregoing agreements. The agreements in this Section 11.1 and in the Lock-Up Agreement shall not apply to the FYI Stock, if any, to be received by the Stockholders pursuant to the Earnout (as defined in Annex IIA).

     24.     GENERAL

             24.1 COOPERATION. Premier, PDM, the Stockholders, FYI and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. Each of Premier and PDM will cooperate and use its reasonable efforts to have the present officers, directors and employees thereof cooperate with FYI on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

             24.2 SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES.

                      (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

                      (b)     Representations and Warranties.  All
     representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of two
     (2) years following the Closing, except that (a) the representations and warranties contained in Section 5.8 and Section 6.12 hereof shall survive until the earlier of (i) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the Taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable taxing authority or (ii) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom, (b) the representations and warranties contained in Section 5.19 shall survive until the expiration of the applicable period of the statutes of limitation applicable to ERISA matters, and (c) the representations and warranties contained in Sections 5.1, 5.2 and 5.3 and Sections 6.1, 6.2,
     6.3 and 6.4 shall survive indefinitely.

             24.3 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of FYI, and the heirs and legal representatives of the Stockholders.

             24.4 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, Premier, PDM, Newco and FYI, and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and this Agreement and the Annexes hereto may be modified or amended only by a written instrument executed by the Stockholders, Premier, PDM, Newco and FYI, acting through their respective officers, duly authorized by their respective Boards of Directors.

             24.5 COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

             24.6 BROKERS AND AGENTS. Except as disclosed on Schedule 12.6, each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

             24.7 EXPENSES. Whether or not the transactions herein contemplated shall be consummated, (i) FYI and Newco will pay the fees, expenses and disbursements of FYI and Newco and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by FYI under this Agreement, and (ii) the Stockholders will pay from personal funds and not from the funds of Premier or PDM, the fees, expenses and disbursements of its counsel incurred in connection with the subject matter of this Agreement after April 30, 1996 and not booked prior to May 1, 1996. The Stockholders acknowledge that they, and not the Company or FYI, will pay all taxes due upon receipt of the consideration payable to the Stockholders pursuant to
     Section 2 hereof.

             24.8 NOTICES. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested,
     (b) delivering the same in person to an officer or agent of such party, or
     (c) telecopying the same with electronic confirmation of receipt.

                      (i)     If to FYI or Newco, addressed to them at:

                              F.Y.I. Incorporated
                              Premier Acquisition Corp.
                              3232 McKinney Avenue, Suite 900
                              Dallas, Texas  75204
                              Telecopy No.:  (214) 953-7556
                              Attn:  Margot T. Lebenberg, Esq.

             with copies to:

                              Locke Purnell Rain Harrell
                              2200 Ross Avenue, Suite 2200
                              Dallas, Texas  75201
                              Telecopy No.:  (214) 740-8800
                              Attn:  Charles C. Reeder, Esq.

                      (ii) If to the Stockholders, addressed thereto at the address set forth on Annex I, with copies to such counsel as is set forth with respect to the Stockholders on such Annex I;

                      (iii)   If to Premier or PDM, addressed to:

                              Premier Document Management, Inc.
                              PDM Services, Inc.
                              1201 4th Avenue S, Suite 202
                              Seattle, Washington 98134
                              Telecopy No.:  (206) 340-9031
                              Attn: Brian E. Whiteside

                              and marked "Personal and Confidential"
                      with copies to:

                              Carr, McClellan, Ingersoll, Thompson & Horn
                              Professional Corporation
                              216 Park Road
                              Burlingame, California 94010
                              Telecopy No.: (415) 342-7685
                              Attn:    Mark A. Cassanego, Esq.
                                       L. Michael Telleen, Esq.

     or to such other address or counsel as any party hereto shall specify pursuant to this Section 12.8 from time to time.

             24.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

             24.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

             24.11 TIME. Time is of the essence with respect to this Agreement.

             24.12 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

             24.13 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

             24.14 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

             24.15 MODIFICATION. It is the intent of the parties that the Premier transaction be structured as a tax- free reorganization under
     Section 368(a) of the Code.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        F.Y.I. INCORPORATED



                                        By: /s/ ED H. BOWMAN, JR.
                                            -------------------------------
                                                Name: Ed H. Bowman, Jr.
                                                Title: President

                                        PREMIER ACQUISITION CORP.



                                        By: /s/ DAVID LOWENSTEIN
                                            -------------------------------
                                                Name: David Lowenstein
                                                Title: Vice President


                                        PREMIER DOCUMENT MANAGEMENT, INC.



                                        By: /s/ BRIAN WHITESIDE
                                            -------------------------------
                                                Name: Brian Whiteside
                                                Title: President


                                        PDM SERVICES, INC.



                                        By: /s/ BRIAN WHITESIDE
                                            -------------------------------
                                                Name: Brian Whiteside
                                                Title: President

                                                THE STOCKHOLDERS:

                                        PDM STOCKHOLDER:


                                        /s/ BRIAN E. WHITESIDE
                                        ---------------------------------------
                                        Brian E. Whiteside


                                        PREMIER STOCKHOLDERS:


                                        /s/ BRIAN E. WHITESIDE
                                        ---------------------------------------
                                        Brian E. Whiteside




                                        /s/ CHRISTOPHER S. MOORE
                                        ---------------------------------------
                                        Christopher S. Moore




                                        /s/ LYNNETTE C. POMERVILLE
                                        ---------------------------------------
                                        Lynnette C. Pomerville





                                        /s/ GARY T. SIEVERT
                                        ---------------------------------------
                                        Gary T. Sievert

                                SPOUSES' CONSENT

        The undersigned, the spouses of the above-listed Stockholders, do hereby consent to the execution and performance of this Agreement by their respective spouses with respect to any community property interest that the undersigned may have in the stock of Premier Document Management, Inc. or PDM Services, Inc.



/s/ CYNTHIA A. WHITESIDE               /s/ WILLIAM POMERVILLE
- -------------------------------        -------------------------------
Cynthia A. Whiteside                   William Pomerville


/s/ PAMELA S. RUSSELL
- -------------------------------
Pamela S. Russell

                                    ANNEX I

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                           PREMIER ACQUISITION CORP.
                       PREMIER DOCUMENT MANAGEMENT, INC.
                               PDM SERVICES, INC.
                                      AND
                         THE STOCKHOLDERS NAMED THEREIN


     STOCKHOLDERS OF PREMIER:
     -----------------------

     Name and Address                     Number of Shares of Premier Stock                    Date of Acquisition
     ----------------                     ----------------------------------                   -------------------
     Brian E. Whiteside                                 18,200                                 September 1, 1984
     15643 SE 42nd Court                                                                       and December 31,
     Bellevue, Washington  98006                                                               1992

     Christopher S. Moore                                  600                                 December 31, 1992
     520 Second Avenue W., #208
     Seattle, Washington  98119

     Lynnette C. Pomerville                                600                                 December 31, 1992
     12605 E. Gibson Road, #66
     Everett, Washington  98204

     Gary T. Sievert                                       600                                 December 31, 1992
     3223 NE 104th Street
     Seattle, Washington  98125

     STOCKHOLDERS OF PDM:
     -------------------

     Name and Address                     Number of Shares of PDM Stock                        Date of Acquisition
     ----------------                     -----------------------------                        -------------------
     Brian E. Whiteside                                100,000                                 October 7, 1993
     15643 SE 42nd Court
     Bellevue, Washington  98006

                                   ANNEX IIA

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                           PREMIER ACQUISITION CORP.
                       PREMIER DOCUMENT MANAGEMENT, INC.
                               PDM SERVICES, INC.
                                      AND
                         THE STOCKHOLDERS NAMED THEREIN



             Aggregate consideration to be paid to the Premier Stockholders:

                      Cash - $858,850 ($42.94 per share of Premier Stock), including $200,000 of such amount to be held by the Surviving Corporation pursuant to Section 3.1(a) hereof.

                      Stock - 69,919 shares of FYI Stock (and cash in the amount of $47.30 in lieu of fractional shares), where the market value of the FYI Stock shall be deemed to be $17.25, which constitutes the lowest closing price for the FYI Stock as reported by the Nasdaq National Market System for the period from April 17, 1996 to the third trading day preceding (and not including) the date of the Closing.

                      Earnout - A "growth" earnout (the "Earnout") equal to 750% of the amount which the Surviving Corporation's earnings before interest, taxes, depreciation and amortization ("EBITDA") is in excess of the following target for the specified 8-month period:

                                               For the Eight-Month Period
    EBITDA Target                                     Ending Dec. 31,
    -------------                              ---------------------------
     $406,000                                              1996

                      ; provided, however, in no event may the Earnout amount exceed $6,000,000.

                              In the event that the eight-month capital
                      expenditures of the Surviving Corporation are in excess of $75,000, the Earnout EBITDA target will be increased by an amount equal to the amount of eight-month capital expenditures in excess of $75,000 times 15%. For purposes of calculating EBITDA during the Earnout period, neither the severance payments to employees of the Surviving Corporation up to $10,000 nor the $225,000 payment of compensation described in Section
                      9.1 shall be considered as an expense. For purposes of these calculations, the Surviving Corporation's EBITDA and capital expenditures shall be deemed to include the aggregate EBITDA and capital expenditures of Premier and PDM for the period May 1, 1996 through December 31, 1996.

                              Payment of the Earnout, if earned, will be made
                      by delivery on March 1, 1997 of not more than 49% of the aggregate Earnout payment in cash payable to the Stockholders, with the balance payable by delivery of FYI Stock on such date valued at the lowest simple average closing price thereof for any ten consecutive business day period between December 1, 1996 and February 28, 1997 on the Nasdaq National Market System. Accordingly, the maximum number of shares of FYI Stock that may be issued to the Premier Stockholders pursuant to the Earnout may not exceed that whole number of shares of FYI Stock having a market value equal to $3,060,000. After calculation of the Earnout, the Surviving Corporation shall provide the Stockholders with copies of all workpapers and other relevant documents to verify the calculation of the Earnout.

                              FYI agrees that subsequent to the Closing Date
                      and until the expiration of the period of the Earnout, it shall maintain the separate corporate existence of the Surviving Corporation and shall operate the Surviving Corporation as a wholly-owned subsidiary of FYI with separate books of account and records as shall be necessary to calculate the Earnout.

                              No Premier Stockholder shall sell, assign,
                      exchange or otherwise transfer its rights to the Earnout amount, in whole or in part, and any such attempted transfer shall be treated as effective for any purpose.

                                   ANNEX IIB

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                           PREMIER ACQUISITION CORP.
                       PREMIER DOCUMENT MANAGEMENT, INC.
                               PDM SERVICES, INC.
                                      AND
                         THE STOCKHOLDERS NAMED THEREIN



           Aggregate consideration to be paid to the PDM Stockholder:

                Cash -  $300,000 ($3.00 per share of PDM Stock).

                                  ANNEX III

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                           PREMIER ACQUISITION CORP.
                       PREMIER DOCUMENT MANAGEMENT, INC.
                               PDM SERVICES, INC.
                                      AND
                         THE STOCKHOLDERS NAMED THEREIN

                             FYI CHARTER DOCUMENTS

                                    ANNEX IV

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                           PREMIER ACQUISITION CORP.
                       PREMIER DOCUMENT MANAGEMENT, INC.
                               PDM SERVICES, INC.
                                      AND
                         THE STOCKHOLDERS NAMED THEREIN

                      OPINION OF COUNSEL TO FYI AND NEWCO

                                    ANNEX V

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                           PREMIER ACQUISITION CORP.
                       PREMIER DOCUMENT MANAGEMENT, INC.
                               PDM SERVICES, INC.
                                      AND
                         THE STOCKHOLDERS NAMED THEREIN

                              EMPLOYMENT AGREEMENT

                                    ANNEX VI

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                           PREMIER ACQUISITION CORP.
                       PREMIER DOCUMENT MANAGEMENT, INC.
                               PDM SERVICES, INC.
                                      AND
                         THE STOCKHOLDERS NAMED THEREIN

                              STOCKHOLDER RELEASE

                                   ANNEX VII

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                           PREMIER ACQUISITION CORP.
                       PREMIER DOCUMENT MANAGEMENT, INC.
                               PDM SERVICES, INC.
                                      AND
                         THE STOCKHOLDERS NAMED THEREIN

                     OPINION OF COUNSEL TO PREMIER AND PDM

                                   ANNEX VIII

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                           PREMIER ACQUISITION CORP.
                       PREMIER DOCUMENT MANAGEMENT, INC.
                               PDM SERVICES, INC.
                                      AND
                         THE STOCKHOLDERS NAMED THEREIN

                            NONCOMPETITION AGREEMENT

                                    ANNEX IX

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED AS OF MAY 31, 1996
                                  BY AND AMONG
                              F.Y.I. INCORPORATED
                           PREMIER ACQUISITION CORP.
                       PREMIER DOCUMENT MANAGEMENT, INC.
                               PDM SERVICES, INC.
                                      AND
                         THE STOCKHOLDERS NAMED THEREIN

                               LOCK-UP AGREEMENT

     June 14, 1996

     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, DC 20549

     Attention: Division of Corporate Finance

     Re: F.Y.I. Incorporated (the "Company") - Form 8-K

     Ladies and Gentlemen:

     We have transmitted via EDGAR the Company's Form 8-K, pursuant to the Securities and Exchange Act of 1934, as amended.

     Very truly yours,


     /s/ Margot T. Lebenberg
     -----------------------
     Margot T. Lebenberg

     cc:     Nasdaq National Market - Market Surveillance Department
             Ed H. Bowman, Jr.
             Robert C. Irvine